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                                                                    Exhibit 4(a)

                                    TOO, INC.

                       1999 ASSOCIATE STOCK PURCHASE PLAN

                          (EFFECTIVE SEPTEMBER 1, 1999)

         TOO, INC., a Delaware corporation (the "Company"), hereby adopts the Too, Inc., Associate Stock Purchase Plan (the "Plan") in order to provide Associates of the Company and its Affiliates and Subsidiaries with the opportunity to purchase shares of common stock of the Company.

                                    ARTICLE I

                                   DEFINITIONS
                                   -----------

         Whenever used herein, the following words and phrases shall have the meanings stated below, unless a different meaning is clearly indicated by the context:

         1.1. "ACCOUNT" means the account maintained for each Participant by the Custodian, which will be the entire interest of the Participant under the Plan.

         1.2. "AFFILIATE" means any entity which controls, is controlled by, or is under common control with, the Company.

         1.3. "ASSOCIATE"  means any person employed by the Employer.

         1.4. "BOARD OF DIRECTORS"  means the board of directors of the Company.

         1.5. "COMPANY" means Too, Inc., a Delaware corporation, and any successor thereto.

         1.6. "COMPANY STOCK" means the common stock, $0.01 par value, of the Company.

         1.7. "COMPENSATION" means amounts received by an Eligible Associate from an Employer as cash compensation while the Eligible Associate is a Participant.

         1.8. "CONTRIBUTIONS" means the amounts withheld by the Employer from the Compensation of a Participant pursuant to an Enrollment Form, which amounts will be paid over to the Custodian for investment in Company Stock.

         1.9. "CUSTODIAN" means Merrill, Lynch, Pierce, Fenner & Smith, Inc., or the party or parties acting as such under the Servicing Agreement.

         1.10. "ELIGIBLE ASSOCIATE" means an Associate who (i) has the legal capacity to enter into binding contractual obligations, and (ii) is not in a category of Associates designated by the Employer as ineligible to participate in the Plan.

         1.11. "EMPLOYER" means the Company and any Subsidiary or Affiliate which, with the consent of the Board of Directors, adopts this Plan and agrees to be bound by the terms of the Servicing Agreement.

         1.12. "EMPLOYER STOCK" means Company Stock and, with respect to any Participant who previously participated in The Limited Plan, any Class A common stock, $.50 par value, of The Limited, Inc.; Class A common stock, $0.01 par value of Intimate Brands, Inc.; and/or Class A common stock, $0.01 par value, of Abercrombie & Fitch Co. which has been credited to the Participant's Account pursuant to Section 4.3.

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         1.13. "ENROLLMENT FORM" means an agreement, on such form as may be prescribed by the Company, between an Eligible Associate and his or her Employer, whereby the Eligible Associate agrees to become a Participant in the Plan and directs the Employer to withhold Contributions from his or her Compensation.

         1.14. "PARTICIPANT" means an Eligible Associate who has enrolled as a Participant in accordance with Section 2.1.

         1.15. "PLAN" means the Too, Inc. Associate Stock Purchase Plan as the same may from time to time hereafter be amended.

         1.16. "SECTION 16 PERSON" means (i) any member of the Board of Directors of the Company; (ii) the president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president in charge of a principal business unit, division or function, of the Company, any other officer of the Company who performs a policy-making function, or any other person who performs similar policy-making functions for the Company; or (iii) any person who is the beneficial owner of more than 10% of the Company's equity securities that are registered pursuant to
Section 12 of the Securities Exchange Act of 1934. The Chief Financial Officer of the Company shall designate those individuals who are Section 16 Persons and deliver a list of the Section 16 Persons eligible to participate in the Plan to the Custodian from time to time or at the request of the Custodian. Such list of
Section 16 Persons will be conclusive on the Custodian and the sole source of determining who is a Section 16 Person, and the Custodian shall not be required to further investigate whether a Participant is a Section 16 Person.

         1.17. "SERVICING AGREEMENT" means an agreement entered into by and between the Company and the Custodian governing certain terms and conditions of the Plan and its operations.

         1.18. "SUBSIDIARY" means any entity of which the Company owns, directly or indirectly, more than 50% of the issued and outstanding shares of common stock.

         1.19. "THE LIMITED PLAN" means The Limited Associate Stock Purchase Plan, as amended and restated effective January 1, 1999. Associates of the Company were eligible to participate in The Limited Plan from January 1, 1997 through August 22, 1999.

                                   ARTICLE II

                                  PARTICIPATION
                                  -------------

         2.1. ENROLLMENT. Each Eligible Associate may become a Participant in the Plan by completing and returning to the Employer an Enrollment Form. By becoming a Participant, each Associate agrees to the provisions of the Plan and the Servicing Agreement and to all amendments to the Plan and the Servicing Agreement. With respect to an Associate who was a participant in The Limited Plan immediately prior to the effective date of this Plan, the Employer and the Custodian may, upon reasonable notice to the Associate, treat the Associate's current enrollment form under The Limited Plan as the Associate's initial Enrollment Form under this Plan.

         2.2. MODIFICATIONS. An Enrollment Form may be modified, suspended, or terminated by the Participant by completing and returning a new Enrollment Form that will be effective as of such date as the Employer may determine.

         2.3. TERMINATION OF ELIGIBLE ASSOCIATE STATUS. If a Participant ceases to be an Eligible Associate, withholding of Contributions from subsequent Compensation will cease and the Participant will be entitled to either (i) have the shares of Employer Stock credited to his or her Account sold and to have the proceeds from the sale of such shares and the other amounts held in the Account paid to the Participant, (ii) have the Participant's Account converted in its entirety into a regular brokerage account with the Custodian or (iii) have the shares of Employer

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Stock issued in the Participant's name and sent to the Participant. From and after the time such Participant ceases to be an Eligible Associate, the Employer will have no obligations to the Custodian or the Participant under the Plan or the Servicing Agreement or with respect to the investments in the Participant's Account.

                                   ARTICLE III

                                  CONTRIBUTIONS
                                  -------------

         3.1. WITHHOLDING. After receipt of an Enrollment Form from a Participant, the Employer will withhold from each payment of Compensation to such Participant the amount of the Contribution designated on the Enrollment Form. Contributions will be withheld only from the net amount of Compensation payable in cash to the Participant after all other withholdings required by law or directed to be made by the Participant under any other employee benefit plan to which the Participant contributes have been made.

         3.2. PAYMENT TO CUSTODIAN. The Employer will pay over to the Custodian monthly the Contributions withheld from each Participant for investment in Company Stock under the Plan and the Servicing Agreement, on behalf of and as agent for the Participant.

         3.3. SERVICING AGREEMENT. The Company has entered into a Servicing Agreement with the Custodian, pursuant to which the Employer pays over Contributions to the Custodian and the Custodian applies Contributions to the purchase of Company Stock. The Servicing Agreement constitutes a part of this Plan. In the event of any conflict between the terms of this Plan and the terms of the Servicing Agreement, the Plan will control as to matters involving the relationship between the Employer and the Associates and the Servicing Agreement will control as to matters involving the relationship between the Employer or Participants and the Custodian.


                                   ARTICLE IV

                           INVESTMENT OF CONTRIBUTIONS
                           ---------------------------

         4.1.     ACCOUNTS WITH CUSTODIAN.

                  4.1.1. The Custodian will establish for each Participant an Account to which will be credited all Company Stock purchased with Contributions paid to the Custodian on behalf of the Participant and all shares of Employer Stock transferred to the Plan pursuant to Section 4.3. The Participant will be the sole beneficial owner of Employer Stock in the Participant's Account. The terms governing the operations of the Account will be those set forth in the Servicing Agreement.

                  4.1.2. A Participant may, but will not be required to, enter into an arrangement with the Custodian for the conversion of the Participant's Account into a regular brokerage or other investment account, but any investment, fee or other arrangement made in connection with such a conversion will be made by and between the Custodian and the Participant, and the Employer will have no obligations to the Custodian or the Participant with respect to such conversion or investments made as a result of such conversion.

         4.2.     PURCHASES OF COMPANY STOCK; DIVIDENDS.

                  4.2.1. After receipt of Contributions from the Employer, the Custodian will purchase Company Stock for the Account of each Participant for whom a Contribution is received under the terms of the Servicing Agreement.

                  4.2.2. Upon receipt of cash dividends on Employer Stock held in a Participant's Account, the Custodian will reinvest such dividends for the Account of such Participant in the same Employer Stock on which the

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dividends were paid. Cash dividends will be automatically reinvested in such
Employer Stock no later than thirty (30) days following the receipt of the dividend by the Custodian.

                  4.2.3. The Custodian may purchase Employer Stock on any securities market on which the Employer Stock is traded, in the over-the-counter market or in private transactions from any person or entity, including the Company, its Affiliates and Subsidiaries, and any employee benefit plan maintained by the Company and/or its Affiliates and Subsidiaries. The Custodian will purchase Employer Stock at such times as the Custodian, in its sole discretion, determines to be in the best interests of Participants. The price at which the Custodian will be deemed to have acquired shares for a Participant's Account will be the average price of all shares of the respective Employer Stock purchased by the Custodian for all Participants under the Plan pursuant to the same purchase order. Purchases of Employer Stock may be on such terms as to price, delivery and other matters as the Custodian, in its sole discretion, determines.

                  4.2.4. The Custodian may, for a number of reasons, including but not limited to observance of rules and regulations of the Securities and Exchange Commission requiring temporary suspension of purchases, be prohibited from applying funds to purchase Employer Stock as generally provided under the Plan and the Servicing Agreement, and the Custodian will have no responsibility at any time with respect to the value of Employer Stock purchased under the Plan and no liability in connection with any inability to purchase shares or the timing of any purchases because of conditions beyond the control of the Custodian. The Custodian may, in its sole discretion, commingle and hold Participant's shares together with the shares of all other Participant's in its name or in the name of its nominee.

         4.3. TRANSFER OF ACCOUNT BALANCES FROM THE LIMITED PLAN. The Custodian will credit to the Account of each Participant who previously participated in The Limited Plan, the number of shares of common stock of The Limited, Inc., Intimate Brands, Inc. and Abercrombie & Fitch Co. credited to such participant's account under The Limited Plan that the Eligible Associate has elected, under the terms of The Limited Plan, to have transferred to this Plan. Except as provided by Section 4.2.2 with respect to the reinvestment of dividends, no shares of Employer Stock except for Company Stock shall be purchased pursuant to this Plan.

         4.4. STATEMENTS. The Custodian will give to each Participant statements, at least quarterly, showing all transactions in the Participant's Account and the number of shares of Employer Stock in the Participant's Account under the terms of the Servicing Agreement.

         4.5. COMMISSIONS AND EXPENSES. The Employer will be responsible for, and pay to the Custodian, all fees, expenses and commissions relating to the establishment and maintenance of Accounts for Participants, the receipt by the Custodian of Contributions from the Employer and the purchase of Employer Stock with Contributions or dividends, but any fees, expenses or commissions relating to or resulting from the conversion of an Account to a regular brokerage account under Sections 2.3 or 4.1.2., the withdrawal of any investment from the Account, the sale of Employer Stock, the purchase of Employer Stock other than with the proceeds derived from Contributions or dividends, or the purchase or sale of anything other than Employer Stock, will be the responsibility of the Participant.

         4.6. REPORTS AND MATERIALS. The Custodian will send to each Participant public reports and materials relating to Employer Stock received by the Custodian and vote only the whole shares of Employer Stock held in a Participant's Account and only upon receipt of written directions from the Participant.

         4.7. WITHDRAWALS AND SALES OF EMPLOYER STOCK. At any time that a Participant is or would be entitled to receive a certificate for his or her shares of stock held by the Custodian under the Plan, the Participant may request the Custodian to sell all or any portion of such shares. Following receipt of said request, the Custodian will make such sale for the Participant at the opening market price on the next business day. All sales may be made directly by the Custodian to any person and in any manner permitted for purchases of shares and shares allocated to the Accounts of all Participants may be commingled for sale. The Participants will be liable for and his or her Account will be charged with any brokerage commissions incurred in connection with such sale.

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         It is understood that, for a number of reasons, including but not limited to observance of rules and regulations of the Securities and Exchange Commission requiring temporary suspension of the purchases, sales may not be made on the subsequent sale date. The Custodian will have no responsibility at any time with respect to the value of shares sold under the Plan and no liability in connection with any inability to sell shares or the timing of any sales because of conditions beyond its control. A Participant will have no right to draw checks or drafts against his or her Account or to request the Custodian to take any action with respect to any shares or cash held therein except as expressly provided herein.

         4.8. TERMINATION. Participation in the Plan may be terminated at any time by written notice from the Participant received by the Custodian and will be terminated by written notice of the death or adjudicated incompetency of a Participant similarly received. A Participant's participation in the Plan may also be terminated upon receipt by the Custodian of a notice from the Employer that the Participant is no longer an Eligible Associate of the Employer or that the Participant has given the Employer notice of his or her desire to terminate participation in the Plan. Any notice of termination received by the Custodian after a purchase order for shares has been placed will be effective after such investment has been completed. The Custodian may terminate a Participant's Account by sending written notice of termination to the Participant and may terminate its services by sending such notice to all Participants.

         Upon termination by reason of notice of death or adjudicated incompetency of a Participant, the shares in the Participant's Account will be retained and the cash balance plus additional dividends will be reinvested by the Custodian until such time as the Participant's legal representative has been appointed and has furnished proof satisfactory to the Custodian of his or her right to receive payment of the shares in the Account. Upon such appointment or upon termination of participation in the Plan for any other reason, the Custodian will sell all assets held in the Account of the Participant and send a check for the net proceeds of such sale to the Participant or the Participant's legal representative, unless the Participant or his or her legal representative elects, in writing delivered to the Custodian within thirty (30) days after the termination, either (1) to direct that the Custodian send the Participant or his or her legal representative a certificate for the full shares in the Account and a check in an amount equal to the then current market value of any fractional share, less any applicable sales commission, or (2) to direct that his or her Account under the Plan be converted to a regular brokerage account unrelated to the Plan, upon payment of any fee charged by the Custodian for such conversions.

         4.9 SUBSCRIPTION RIGHTS. In the event the Company makes available to its shareholders subscription rights to purchase additional shares, debentures, or other securities, the Custodian will sell such rights at the current market price therefor and credit the proceeds of such sale to the Participant's Account. The proceeds of such sale will be automatically reinvested in Company Stock on the next business day following the receipt of the proceeds by the Custodian or as soon thereafter as practicable, but in no event later than thirty (30) days after receipt. Any Participant who wishes to exercise his or her rights to purchase additional securities must do so in a timely manner sufficient to permit the Custodian to issue his or her certificates to him or her so that the right to purchase additional securities accruing to those certificates will flow directly to the Participant.


                                    ARTICLE V

                            AMENDMENT AND TERMINATION
                            -------------------------

         5.1. AMENDMENT OF PLAN. The provisions of this Plan may be amended at any time and from time to time by the Company; provided, however, that:

                  5.1.1. No amendment can increase the duties or liabilities of the Custodian without the consent of the Custodian;

                  5.1.2. No amendment can decrease the balance in any Participant's Account; and

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                  5.1.3. No amendment can affect the obligation of the Employer to pay over Contributions withheld from the Compensation of Participants to the Custodian.

         5.2. TERMINATION OF PLAN. The Company may terminate the Plan at any time. Upon termination of the Plan, (i) the Employer will pay over to the Custodian all Contributions withheld but not yet paid over and such Contributions will be applied to purchase Employer Stock under the Plan, and
(ii) within thirty (30) days, the Employer will notify each Participant that the Plan has been terminated. After the termination, the rights of Participants to amounts held under their Accounts will be determined under the Servicing Agreement.


                                   ARTICLE VI

                                  MISCELLANEOUS
                                  -------------

         6.1. NO RIGHT OF EMPLOYMENT. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any Account will give any Participant, Associate, or other person the right to be retained in the service of any Employer, and all Participants and other Associates will remain subject to discharge to the same extent as if the Plan had never been adopted.

         6.2. SEVERABILITY. If any provision of this Plan is held invalid or unenforceable, such invalidity or unenforceability will not affect any other provisions hereof, and this Plan will be construed and enforced as if such provision had not been included.

         6.3. SUCCESSORS. This Plan is binding upon the heirs, personal representatives, successors, and assigns of the parties, including each Associate or Participant, present and future.

         6.4. CAPTIONS, GENDER AND NUMBER. The headings and captions in the Plan are provided for convenience only, are not to be considered as part of the Plan, and are not to be employed in the construction of the Plan. Except where otherwise clearly indicated by context, the masculine neuter includes the feminine neuter, the singular includes the plural, and vice versa.

         6.5. RISK OF PARTICIPANTS. Each Participant assumes all risks associated with any decrease in the value of any securities in the Participant's Account and agrees that the Account will be the sole source of payments under the Plan and that no Employer will be responsible for the payment of any benefits under the Plan. The establishment and operation of this Plan by the Employer and the Custodian do not constitute a recommendation that any person purchase Employer Stock or any other securities. The Employer Stock available for purchase under the Plan may or may not be a suitable investment for Eligible Associates, and each Eligible Associate should therefore make an independent investigation into the merits of each investment. Each Participant, by becoming a Participant, agrees that the Participant is in no way relying on the Employer or the Custodian for information or advice concerning the Participant's investment decision and that the Employer and the Custodian are under no obligation to inform the Participant of any information which the Employer or the Custodian may possess at any time which is or may be material to the investment decision of the Participant.

         6.6. TAX EFFECTS. Each Participant, by completing an Enrollment Form, acknowledges that the Participant is not relying on advice by any person associated with the Employer that favorable tax effects will result from participation in the Plan and that the Participant has been given sufficient opportunity to consult with the Participant's own tax advisors concerning participation in the Plan.

         6.7. SECTION 16 PERSONS. Section 16 persons may not request the Custodian to sell any shares of Company Stock held by him or her under the Plan (other than to the issuer) unless such request is made at least six months following the date of the most recent acquisition of the same Company Stock by such Section 16 Person.

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         6.8. MODIFICATIONS, WAIVERS, ETC. No person, including Employers,
Affiliates, Subsidiaries, the Custodian or their representatives, officers or employees, has the power to modify, amend or waive any of the provisions of the Plan or the Servicing Agreement except as otherwise provided in the Plan and the Servicing Agreement. No Associate or Participant is entitled to rely on any statement or representation of any person as to the terms of the Plan or the Servicing Agreement.

         6.9. LIABILITY OF EMPLOYER. The Employer will be liable for failure to comply with the terms of the Plan only for its own negligence or knowing violations of the terms of the Plan, and will have no liability for any action or inaction of the Custodian under the Plan or the Servicing Agreement. The Employer and Custodian will be protected in relying on any paper or documents believed by them to be genuine and signed by the proper person or on any information provided by or statement made by any Associate.

         6.10. GOVERNING LAW. The Plan and its operations will be governed by and construed in accordance with the laws of the State of Ohio, the federal law of the United States of America, and the rules and regulations of the Securities and Exchange Commission and of any exchange or market on which Employer Stock is traded, as same are now in effect or are hereafter amended.

         6.11. RIGHTS AS STOCKHOLDER. Participants will have the rights of stockholders of the Company, The Limited, Inc., Intimate Brands, Inc. or Abercrombie & Fitch Co., as the case may be, only as to shares of Employer Stock actually credited to the Accounts of Participants.

         6.12. NO ASSIGNMENT OF RIGHTS. No right of any Participant under the Plan or the Servicing Agreement can be assigned, pledged, sold, given or otherwise transferred by such Participant other than upon the death of the Participant by will, trust, or intestate succession.

         IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officers this day _____ of ___, 1999.


                                             TOO, INC.

                                             By
                                                --------------------------------

                                             Its
                                                 -------------------------------